Exhibit 99.2

Trans World Corporation

Profit Sharing Plan
For Fiscal Year 2008
(Payable in 2009)

AMENDED AND RESTATED: as of November 18, 2008

I.          Approval

  This proposed plan must be approved by TWC’s Compensation Committee prior to implementation.  The Profit Sharing Plan remains at the discretion of the Compensation Committee and can be modified only by the committee.

II.         Objective of the Profit Sharing Plan

  The purpose of the Profit Sharing Plan (the “Plan”) is to allow certain employees, designated by the Compensation Committee at the recommendation of corporate management, to share in the profits of Trans World Corporation (“TWC” or “the Company”.)

III.        Eligibility for the Plan Award

  Based upon the recommendation of TWC management, the Compensation Committee has designated corporate management and key operating executives (“Management Team”) employed during the 2008 fiscal year to be eligible to participate in the Plan.  At the Compensation Committee’s discretion, any member of the Management Team who leaves, or any new member who joins the Company during the course of the fiscal year, may be subject to pro-rated profit-sharing compensation for that year.

IV.        Calculation of the Total Profit Sharing Amount Pool

  The monetary pool, equal to the maximum possible amount to be shared, is set at 50% of the aggregate of the annual salaries of the Management Team.

Trans World Corporation
Profit Sharing Plan
For Fiscal Year 2008
(Payable in 2009)

V.          Profit Sharing Pool Establishment

  The profit sharing pool will be calculated as the attainment of consolidated year-end net income before taxes versus the budget.  Net Income before Taxes will be confirmed by the year-end audit by TWC’s independent auditor.  This audited result will be compared with the budgeted number, approved prior to the year under consideration.

VI.         Determination of Individual Percentage

   Each member of the Management Team’s share of the pool shall be based upon a percentage of the member’s annual base salary versus total management yearly salaries eligible for the award.  Profit Sharing Payable (PSP) to the Management Team will be allocated based on an individual salary ratio.

VII.       Individual Payout of the PSP

    Individual awards will be paid out as follows:

     A.  80% maximum of individual award   >   Immediate compensation paid via payroll

     B.  20% minimum of individual award     >   Deferred compensation invested in voting common stock

    The payout will take place on or before March 15, 2009 after finalization of audited financial numbers for the year.